Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-108306, 333-151416, 333-171429, 333-174730, 333-181849, 333-198719, 333-204367, 333-212238, 333-218378 and 333-232398) pertaining to the 1981 Share Option Plan, the Restricted Share Plan, the 2015 Employee Stock Purchase Plan, the Amended and Restated 2010 Long Term Incentive and Stock Award Plan, and the Amended 2015 Employee Share Purchase Plan of XOMA Corporation and in the Registration Statement (Form S-3 Nos. 333-196707 and 333- 223493) of XOMA Corporation and in the related Prospectus of our reports dated March 10, 2020, relating to the consolidated financial statements of XOMA Corporation and the effectiveness of XOMA Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

San Francisco, California

March 10, 2020